                                                                   EXHIBIT 10.76



                                                                  Execution copy





                    INTERMEDIA CAPITAL MANAGEMENT III, L.P.

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP



                           Dated as of June 10, 1997

                               TABLE OF CONTENTS

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ARTICLE 1        General Provisions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.1     Continuation of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.2     Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.3     Principal Place of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.4     Agent for Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.5     Business of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         1.6     Term of the Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE 2        Capital Contributions, Withdrawals and Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . 3
         2.1     Contributions of Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.2     Withdrawals of Capital Accounts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (a)      In General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
                 (b)      Limitations on Withdrawal of Capital Account  . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.3     Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         2.4     Interest on Capital Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.5     Obligations of the General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.6     Obligations of the Limited Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 3        Profits and Losses and Distributions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.1     Allocation of Profits and Losses Among the Partners  . . . . . . . . . . . . . . . . . . . . . . . . . 5
         3.2     Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         3.3     Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

ARTICLE 4        Management of Partnership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.1     Management Generally . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.2     Specific Authority of the General Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         4.3     Valuation of Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         4.4     Revaluation of Partnership Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         4.5     Rights of the Limited Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (a)      No Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (b)      Voting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
                 (c)      Partner Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (d)      Bankruptcy or Dissolution of the Limited Partner  . . . . . . . . . . . . . . . . . . . . .  12
         4.6     Successor General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (a)      Removal of a General Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 (b)      Withdrawal of a General Partner . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 (c)      Right To Recover Damages  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

ARTICLE 5        Tax Matters and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.1     Filing of Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.2     Tax Reports to Current and Former Partners . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         5.3     Books and Records; Independent Audit; Progress Reports . . . . . . . . . . . . . . . . . . . . . . .  14
         5.4     Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.5     Method of Accounting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.6     Tax Matters Partner  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         5.7     Restriction on General Partner Activity With Respect to Publicly Traded Partnerships . . . . . . . .  15
         5.8     Duties and Obligations of the General Partners With Respect to Publicly Traded Partnerships  . . . .  15

ARTICLE 6        Conflicts of Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         6.1     Contracts With a General Partner, Affiliates and the Limited Partner . . . . . . . . . . . . . . . .  15
         6.2     Outside Activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.3     Indemnification of the Partners  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         6.4     Exculpation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE 7        Termination of the Partnership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.1     No Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.2     Events of Dissolution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17





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
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         7.3     Winding-up . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.4     Order of Dissolution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         7.5     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         7.6     Orderly Methods of Liquidating Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 8        Transfer Restrictions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

ARTICLE 9        Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.1     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.2     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.3     Amendments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.4     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.5     Waiver of Partition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.6     Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.7     Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.8     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.9     Pronouns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         9.10    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         9.11    Nonrecourse  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20





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                    INTERMEDIA CAPITAL MANAGEMENT III, L.P.

                              AMENDED AND RESTATED

                        AGREEMENT OF LIMITED PARTNERSHIP


         THE LIMITED PARTNERSHIP INTERESTS ("INTERESTS") HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). SUCH INTERESTS ARE BEING OFFERED AND SOLD UNDER THE EXEMPTION PROVIDED BY SECTION 4(2) OF THE 1933 ACT AND/OR PURSUANT TO RULE 506 OF REGULATION D THEREUNDER.

         A PURCHASER OF ANY INTEREST MUST BE PREPARED TO BEAR THE ECONOMIC RISK OF THE INVESTMENT FOR AN INDEFINITE PERIOD OF TIME BECAUSE THE INTERESTS HAVE NOT BEEN REGISTERED UNDER THE 1933 ACT AND, THEREFORE, CANNOT BE SOLD UNLESS THEY ARE SUBSEQUENTLY REGISTERED OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. THERE IS NO OBLIGATION OF THE PARTNERSHIP TO REGISTER THE INTERESTS UNDER THE 1933 ACT.

         THE AGREEMENT RESTRICTS TRANSFER OF THE INTERESTS. ACCORDINGLY, PURCHASE OF THE INTERESTS IS ONLY SUITABLE FOR INVESTORS WILLING AND ABLE TO ACCEPT THE ECONOMIC RISK OF THE INVESTMENT AND LACK OF LIQUIDITY.


                                  *    *    *


         THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this "Agreement") is entered into and effective as of June 10, 1997, by and among LEO J. HINDERY, JR., as managing general partner (the "Managing General Partner"), INTERMEDIA MANAGEMENT, INC., a California corporation, as a general partner ("IMI," and together with the Managing General Partner, the "General Partners"), and TCI ICM III, INC., a Delaware corporation, as a limited partner ("TCI" or the "Limited Partner"). The General Partners and the Limited Partner are collectively referred to as the Partners and individually as a Partner.

         WHEREAS, the Partnership originally was formed as of March 15, 1990 by and among the Managing General Partner and certain other general and limited partners;

         WHEREAS, the Partnership Agreement was amended and restated as of November 20, 1992, amended as of December 30, 1993, and amended and restated in its entirety as of January 1, 1996;

         WHEREAS, the Managing General Partner desires to convert all but .001% of its 89.999% general partner interest in the Partnership into a limited partner interest (the "Conversion") and to be admitted to the Partnership as a limited partner while continuing to serve as managing general partner of the Partnership;

         WHEREAS, the Managing General Partner's remaining .001% interest in the Partnership shall continue as a general partner interest and shall include the right to receive ten percent (10%) of the Carried Interest (as such term is defined in Section 3.1(k)(3) of this Agreement);

         WHEREAS, immediately following the Conversion, all existing limited partners of the Partnership (including the Managing General Partner (in its capacity as a limited partner), the Robin Hindery Trust, Mark J. Coleman, David
L. Klott and Gregg F. Vignos -- collectively, the "Existing Limited Partners") intend to transfer all of their limited partner interests in the Partnership to the IP Series B Trust I (the "Trust");

         WHEREAS, TCI intends to purchase all limited partner interests held by the Trust ("Trust Purchase"), whereupon the Partners desire to admit TCI as a limited partner of the Partnership and to permit the withdrawal from the Partnership immediately thereafter of the Existing Limited Partners;

         WHEREAS, subject to the limits contained in Sections 3.1(k)(3) and 3.1(l)(2) of this Agreement, the Partners desire to allocate five percent (5%) of the Carried Interest to IMI;

         WHEREAS, the limited partners of InterMedia Partners III, L.P., a California limited partnership ("IP-III"), have consented to the preceding changes in that certain Consent of Partners of IP-III dated as of February 7, 1997;

         WHEREAS, the Partners desire to amend and restate this Agreement to reflect the preceding changes and other related amendments; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, the Partners hereby amend and restate this Agreement as follows:

                                   ARTICLE 1

                               General Provisions

         1.1 Continuation of the Partnership. The Partners hereby (i) admit TCI and the Managing General Partner as limited partners of the Partnership,
(ii) acknowledge and consent to the Conversion and Trust Purchase, (iii) acknowledge and consent to the withdrawal from the Partnership of the Existing Limited Partners immediately thereafter, and (iv) continue a limited partnership (the "Partnership") pursuant to the California Revised Limited Partnership Act (the "Act"). The Partnership shall continue without interruption as a limited partnership pursuant to the Act.

         1.2 Name. The name of the Partnership shall be: InterMedia Capital Management III, L.P. The name of the Partnership may be changed by the Managing General Partner upon compliance with applicable laws and after notice by the Managing General Partner to the Limited Partner.

         1.3 Principal Place of Business. The principal place of business of the Partnership shall be 235 Montgomery Street, Suite 420, San Francisco, California 94104. The principal place of business of the Partnership may be changed by the Managing General Partner after notice to the Limited Partner.

         1.4 Agent for Service of Process. The agent for service of process for the Partnership and his address shall be Leo J. Hindery, Jr., 235 Montgomery Street, Suite 420, San Francisco, CA 94104. The agent for service of process of the Partnership may be changed by the Managing General Partner upon notice to the Limited Partner.

         1.5  Business of the Partnership.

         (a) The Partnership is organized for the purpose of (i) acting as a general and limited partner of IP-III, (ii) performing administrative services for the cable television systems owned and/or operated by IP-III, and
(iii) engaging in all necessary and appropriate activities and transactions as the Managing General Partner may deem necessary, appropriate or advisable in connection therewith.

         (b)     Pending the investment of Partnership funds as described in
Section 1.5(a), and the distribution of funds as described in Section 3.2, the Partnership may invest in certificates of deposit and overnight time deposits in commercial banks with capital and surplus over $100 million, commercial paper, money market funds, repurchase agreements and U.S.

Treasury bills and other government obligations and any other short-term, investment grade highly liquid investments.

         (c) The Partnership may enter into, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions that are necessary or appropriate to carry out the foregoing purposes. Without limiting the foregoing, the Partnership may:

                 (i) exercise all rights, powers, privileges, and other incidents of ownership or possession with respect to Partnership property and investments;

                 (ii) borrow or raise money and secure the payment of any obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the assets of the Partnership;

                 (iii) engage personnel, whether part-time or full-time and do such other acts as the Managing General Partner may reasonably deem necessary or advisable in connection with the maintenance and administration of the Partnership or IP-III and their investments; and

                 (iv) engage attorneys, independent accountants, investment bankers, consultants or such other persons for the Partnership or IP-III as the Managing General Partner may deem necessary or advisable.

         1.6 Term of the Partnership. The term of the Partnership shall be from the date the Certificate of Limited Partnership was filed with the California Secretary of State through final dissolution and liquidation of IP-III, unless the Partnership is earlier dissolved pursuant to Article 7.2.

                                   ARTICLE 2

              Capital Contributions, Withdrawals and Capital Accounts

         2.1 Contributions of Capital. The capital contribution of each Partner is set forth on Exhibit 1. No Partner shall be required to make additional capital contribution except as set forth in this Agreement.

         2.2  Withdrawals of Capital Accounts.

         (a) In General. No Partner shall be entitled to withdraw any amount from its Capital Account without the consent of the other Partners. In the event of the withdrawal of any Partner, the withdrawing Partner shall not otherwise share in the income, gains and losses of the Partnership from the valuation date of its Partnership Interest (as set forth in Exhibit 1 hereto) and shall not have any other rights under this Agreement other than payment of its Capital Account.

         (b) Limitations on Withdrawal of Capital Account. The right of any withdrawn Partner or its legal representatives to have distributed the Capital Account of such Partner is subject to the provision for all Partnership liabilities in accordance with section 15666 of the Act and for estimates for contingencies and expenses. The unused portion of any such estimates shall be distributed after the need therefor shall have ceased.

         2.3 Capital Accounts. The Partnership shall maintain for each Partner a single, separate capital account (a "Capital Account") regardless of the class of interests owned by such Partner and regardless of the time or manner in which such interests were acquired. The Partnership shall maintain all Capital Accounts in accordance with the capital accounting rules of section 704(b) of the Internal Revenue Code of 1986 (the "Code") and the Income Tax Regulations thereunder, including in particular section 1.704-l(b)(2)(iv) of the Treasury Regulations.

         (a) In general, under such capital accounting rules, a Partner's Capital Account shall be (i) increased by the amount of money and the fair market value (determined in accordance with Section 4.3) of other property (net of liabilities secured by such contributed property that the Partnership is considered to take subject to or assume under section 752 of the Code) contributed by the Partner to the Partnership and allocations to the Partner of Partnership income and gain (or items thereof), including income and gain exempt from tax and (ii) decreased by the amount of money and the fair market value (determined in accordance with Section 4.3) of other property distributed (net of liabilities secured by such distributed property that the Partner is considered to take subject to or assume under section 752 of the Code) to the Partner by the Partnership and allocations to the Partner of Partnership loss and deduction (or items thereof), including Partnership expenditures not deductible in computing its taxable income and not properly chargeable to its Capital Account.

         (b) When Partnership property is revalued by the Managing General Partner pursuant to Section 4.4 or is distributed in kind (whether in connection with dissolution and liquidation of the Partnership or otherwise), the Capital Accounts of the Partners first shall be adjusted to reflect the manner in which the unrealized income, gain, loss or deduction inherent in such property (that has not previously been charged to Capital Accounts) would be allocated among the Partners if there were a taxable disposition of such property for its fair market value (determined in accordance with Section 4.3 and taking into account section 7701(g) of the Code) and such income, gain, loss or deduction had been recognized for federal income tax purposes immediately upon such distribution or the event requiring such revaluation.

         (c) Where section 704(c) of the Code applies to Partnership property or when Partnership property is revalued pursuant to section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations, Capital Accounts of the Partners shall be adjusted in accordance with section 1.704-1(b)(2)(iv)(g) of the Income Tax Regulations as to allocations to the Partners of depreciation, depletion, amortization and gain or loss, as computed for book purposes with respect to such property.

         (d) The Managing General Partner shall direct the Partnership's accountant to make all necessary adjustments in each Partner's Capital Account as required by the rules of section 704(b) of the Code and the Income Tax Regulations thereunder.

         2.4 Interest on Capital Accounts. No interest shall be paid on or with respect to the capital contributions or Capital Account of any of the Partners.

         2.5 Obligations of the General Partners. The General Partners shall not be personally obligated to contribute cash or other assets to the Partnership to make up any reduction in the Capital Accounts of the Partners either during the term of the Partnership or upon dissolution, subject to the obligation of the General Partners to return to the Partnership certain distributions as provided in the Act.

         2.6 Obligations of the Limited Partner. Except as otherwise specifically provided herein, the Limited Partner shall not be personally obligated for the debts, liabilities and obligations of the Partnership or of any other Partner, except that the Limited Partner (and any former Limited Partner) shall be obligated to return to the Partnership certain distributions made to it as provided in section 15666 of the Act.

                                   ARTICLE 3

                      Profits and Losses and Distributions

         3.1 Allocation of Profits and Losses Among the Partners. A Partner's distributive share of the Partnership's total income, gain, loss, deduction or credit (or items thereof), which total shall be as shown on the annual federal income tax return prepared by the Partnership's accountants or as finally determined by the Internal Revenue Service or the courts, and as modified by the capital accounting rules of section 704(b) of the Code and the Income Tax Regulations thereunder as implemented by Section 2.3 hereof, as applicable, shall be determined as provided in this Article 3.

         (a) Except as otherwise provided in this Section 3.1, items of Partnership income, gain, loss, deduction and credit shall be allocated among the Partners in proportion to their percentage interests set forth in Exhibit 1 ("Partnership Interest").

         (b) Solely for tax purposes, in determining each Partner's allocable share of the taxable income or loss of the Partnership, depreciation, depletion, amortization and gain or loss with respect to any contributed property, or with respect to revalued property where Partnership property is revalued pursuant to section 1.704-1(b)(2)(iv)(f) of the Income Tax Regulations, shall be allocated to the Partners under the remedial method as provided in section 1.704-3(d) of the Income Tax Regulations.

         (c) Notwithstanding anything to the contrary in this Article 3, if there is a net decrease in Partnership Minimum Gain or Partner Nonrecourse Debt Minimum Gain (as such terms are defined in sections 1.704-2(b) and 1.704-2(i)(2), respectively, of the Income Tax Regulations) during a Partnership taxable year, then each Partner shall be allocated items of Partnership income and gain for such year (and, if necessary, for subsequent years), to the extent required by, and in the manner provided in, section 1.704-2 of the Income Tax Regulations. This provision is intended to be a "minimum gain chargeback" within the meaning of sections 1.704-2(f) and 1.704-2(i)(4) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

         (d) Subject to the provisions of Section 3.1(c), but otherwise notwithstanding anything to the contrary in this Section 3.1(d), if any Partner's Capital Account has a deficit balance in excess of such Partner's obligation to restore its Capital Account balance, computed in accordance with the rules of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations (including such Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in sections 1.704-2(g) and 1.704-2(i)(5) of the Income Tax Regulations), then sufficient amounts of income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for such year) shall be allocated to such Partner in an amount and manner sufficient to eliminate such deficit as quickly as possible. This provision is intended to be a "qualified income offset" within the meaning of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and shall be interpreted and implemented as therein provided.

         (e) Subject to the provisions of section 704(c) of the Code and Sections 3.1(b) through (d) hereof, gain recognized (or deemed recognized under the provisions hereof) upon the sale or other disposition of Partnership property, which is subject to depreciation recapture, shall be allocated to the Partner who was entitled to deduct such depreciation.

         (f) Except as otherwise provided in Section 3.1(j), if and to the extent any Partner is deemed to recognize income as a result of any loans described herein pursuant to the rules of section 1272, 1273, 1274, 1274A, 7872, 482 or 483 of the Code, or any similar provision now or hereafter in effect, any corresponding resulting deduction of the Partnership shall be allocated to the Partner who is charged with the income. Subject to the provisions of section 704(c) of the Code and Sections 3.1(b) through (d) hereof, if and to the extent the Partnership is deemed to recognize income as a result of any loans described herein pursuant to the rules of section 1272, 1273, 1274, 1274A, 7872, 482 or 483 of the Code, or any similar provision now or hereafter in effect, such income shall be allocated to the Partner who is entitled to any corresponding resulting deduction.

         (g) Except as otherwise required by law, tax credits shall be allocated among the Partners pro rata in accordance with the manner in which Partnership profits are allocated to the Partners under this Article 3, as of the time the credit property is placed in service or, if no property is involved, as of the time the credit is earned. Recapture of any tax credit required by the Code shall be allocated to the Partners in the same proportion in which such tax credit was allocated.

         (h) Except as provided in Sections 3.1(f) and 3.1(g) hereof or as otherwise required by law, if the Partnership Interests of the Partners are changed herein during any taxable year, all items to be allocated to the Partners for such entire taxable year shall be prorated on the basis of the portion of such taxable year which precedes each such change and the portion of such taxable year on and after each such change according to the number of days in each such portion, and the items so allocated for each such portion shall be allocated to the Partners in the manner in which such items are allocated as provided in this Section 3.1 during each such portion of the taxable year in question.

         (i) Any special allocation of income or gain pursuant to Section 3.1(d) hereof shall be taken into account in computing subsequent allocations of income and gain pursuant to this Section 3.1 so that the net amount of all such allocations to each Partner shall, to the extent possible, be equal to the net amount that would have been allocated to each such Partner pursuant to the provisions of this Section 3.1 if such special allocations of income or gain under Section 3.1(d) hereof had not occurred.

                 (j)(1) Items of deduction and loss attributable to recourse liabilities of the Partnership (within the meaning of section 1.752-1(a)(1) of the Income Tax Regulations, but excluding Partnership nonrecourse debt within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations), shall be allocated among the Partners in accordance with the ratio in which the Partners share the economic risk of loss (within the meaning of section 1.752-2 of the Income Tax Regulations) for such liabilities.

                 (2) Items of deduction and loss attributable to Partnership nonrecourse debt within the meaning of section 1.704-2(b)(4) of the Income Tax Regulations shall be allocated among the Partners bearing the economic risk of loss with respect to such debt in accordance with section 1.704-2(i) of the Income Tax Regulations.

                 (3) Items of deduction and loss attributable to Partnership nonrecourse liabilities within the meaning of section 1.704-2(b)(1) of the Income Tax Regulations shall be allocated among the Partners proportionately in accordance with their Partnership Interests.

                 (4) All other items of deduction and loss ("Net Loss") shall be allocated among the Partners proportionately in accordance with their Partnership Interests, except that Net Loss shall not be allocated to any Partner to the extent it would create a deficit balance in excess of such Partner's obligation to restore its capital account balance, computed in accordance with the rules of section 1.704-1(b)(2)(ii)(d) of the Income Tax Regulations and including such Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in sections 1.704-2(g) and 1.704-2(i)(5) of the Income Tax Regulations. Any Net Loss which cannot be allocated to a Partner because of the limitation set forth in the previous sentence shall be allocated first to the other Partners to the extent such other Partners would not be subject to such limitation, and second, any remaining amount to the Partners in the manner required by the Code and the Income Tax Regulations.

         (k) Subject to the provisions of Sections 3.1(c) through (j), items of income and gain shall be allocated to the Partners in the following priority:

                 (1) First, to those Partners who have had items of loss or deductions allocated to them under section 3.1(j)(1), in the amount of, and proportionate to, the amount of such items of loss or deduction (provided, however, that no such allocation shall be made with respect to previously allocated items of loss or deduction to the extent of any income and gains previously deemed recognized under
         Section 2.3(b));

                 (2) Second, if allocations of Net Loss have been made to the Partners under Section 3.1(j)(4), then in the amount of, and proportionate to, the amount of such Net Loss (provided, however, that no such allocation shall be made with respect to previously allocated Net Loss to the extent of any income and gains previously deemed recognized under Section 2.3(b));

                 (3) Third, (A) five percent (5%) of any income or gain allocated to the Partnership under Section 3.1(l)(6) of the Amended and Restated Agreement of Limited Partnership of InterMedia Partners III, L.P. dated as of December 22, 1993 (the "Carried Interest") to IMI, provided that such amount when aggregated with any income or gain allocated to IMI with respect to the Carried Interest under this Agreement and with any income or gain similarly derived by IMI from its interest in InterMedia Capital Management IV, L.P., does not exceed $1,800,000; (B) ten percent (10%) of any income or gain resulting from the Carried Interest to the Managing General Partner; and (C) the balance of any income or gain resulting from the Carried Interest to the Limited Partner; and

                 (4) Fourth, the balance among the Partners in proportion to their relative Partnership Interests.

         (l)  Notwithstanding Section 3.1(k), but subject to the provisions of
Section 3.1(c) through (j), gain which is recognized (or deemed to be recognized) upon the sale, exchange or other disposition of any asset of the Partnership or of any partnership in which the Partnership holds an interest (whether directly or indirectly), or upon the dissolution of the Partnership or any Partnership in which the Partnership holds an interest (whether directly or indirectly), shall be allocated in the following order:

                 (1) First, to the Partners having deficit balances in their Capital Accounts (computed after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation or dissolution occurs and including each Partner's share of Partnership Minimum Gain and Partner Nonrecourse Debt Minimum Gain as provided in sections 1.704-2(g) and 1.704-2(i)(5) of the Income Tax Regulations), to the extent of, and in proportion to, those deficits;

                 (2) Second, (A) five percent (5%) of any income or gain resulting from the Carried Interest to IMI, provided that such amount when aggregated with any income or gain allocated to IMI with respect to the Carried Interest under this Agreement and with any income or gain similarly derived by IMI from its interest in InterMedia Capital Management IV, L.P., does not exceed $1,800,000;
         (B) ten percent (10%) of any income or gain resulting from the Carried Interest to the Managing General Partner; and (C) the balance of any income or gain resulting from the Carried Interest to the Limited Partner; and

                 (3) Thereafter, so as to bring the relative credit balance in each Partner's Capital Account (computed in the same manner as provided parenthetically in the preceding subparagraph (1)), as nearly as possible, in proportion to such Partner's Partnership Interest.

         3.2  Distributions.

         (a) Subject to Section 3.2(e), prior to dissolution of the Partnership, the Managing General Partner shall, to the extent of available cash, after servicing all principal and interest on Partnership debt and provision of reasonable reserves for expenses and contingencies, distribute in cash, no later than sixty (60) days after the close of each fiscal year, the excess, if any, of (i) forty percent (40%) of an amount equal to the excess, if any, of the cumulative items of income and gain over the cumulative items of deduction, loss and credit (grossed up to a deduction equivalent at a forty percent (40%) tax rate) of the Partnership as shown on the federal income tax returns of the Partnership for all periods over (ii) the sum of amounts previously distributed pursuant to Section 3.2(a), 3.2(b) or 3.2(c) provided that the Managing General Partner shall make such distributions on a quarterly basis as soon as possible to address any quarterly payments of estimated tax of the partners of the Partners if such early distribution is feasible in terms of available cash and accurate anticipation of the fiscal year's net tax position. The Managing General Partner shall adjust the rate of distribution provided in this Section 3.2(a) to reflect any increases made to the ordinary income and capital gains tax rates of the Code which may have the effect of requiring the Partners to pay more taxes on ordinary income or capital gains generated by Partnership activities. Distributions pursuant to this Section 3.2(a) shall be made to the Partners ratably in the proportions in which the net recognized income and gains (but not income and gains deemed recognized under Section 2.3(b)) for such fiscal periods have been allocated to them for federal income tax purposes pursuant to this Article 3. For purposes of this Section 3.2, in the case of property contributed to the capital of the Partnership, items of income, gain, deduction and loss shall be computed as if the tax basis of such property were equal to its fair market value at the time of such contribution.

         (b) Subject to Sections 3.2(a) and 3.2(e), prior to dissolution of the Partnership, the Managing General Partner shall distribute the net proceeds from the sale or other disposition of any investment, after payment of all indebtedness with respect thereto and less reasonable estimates for expenses, liabilities, contingencies and working capital requirements, no later than ninety (90) days after the close of such sale.

         (c)  Subject to the mandatory distribution provisions set forth in
Section 3.2(a) and 3.2(b) and to Section 3.2(e), prior to dissolution of the Partnership, the Managing General Partner shall distribute no less frequently than on a quarterly basis cash received by the Partnership from operations, any transaction not described in Section 3.2(b), and any dividends, interest or other cash distributions from any corporation or other entity in which the Partnership has invested and which is not necessary in the reasonable judgment of the Managing General Partner for the payment of Partnership expenses or debt or the maintenance of reasonable reserves for expenses, liabilities, contingencies and working capital requirements to the Partners'. Distributions pursuant to this Section 3.2(c) shall be made to the Partners in proportion to their positive Capital Account balances, to the extent of such balances, and thereafter in proportion to their Partnership Interests.

         (d) All distributions made pursuant to this Section 3.2 shall be treated as a return of Partners' capital contributions until their respective actual capital contributions are returned in full. Except as otherwise provided herein, no Partner shall have a priority over any other Partner as to returns of capital contributions or as to compensation as a Partner by way of income.

         (e) Any other provision of this Agreement to the contrary notwithstanding, no distribution shall be made which would render the Partnership insolvent or which is prohibited by the terms of any Partnership indebtedness; provided, however, that the Managing General Partner shall use its reasonable best efforts to obtain the right to make tax distributions pursuant to Section 3.2 above under the terms of any such indebtedness.

         3.3  Expenses and Fees.

         (a) The Partnership shall pay (or reimburse the General Partners or any affiliates thereof which incur expenses on behalf of the Partnership) for any and all expenses relating to the Partnership's organization, business or operations, including but not limited to the following expenses: organizational expenses of the Partnership, interest, legal, accounting, consulting and investment banking fees and expenses of the Partnership and preparation of federal and state tax returns.

         (b) The Partnership shall pay to the Limited Partner in cash during the period the Partnership is in existence, as full payment for administrative services rendered to the Partnership an Administration Fee (the "Administration Fee") equal to all amounts received by the Partnership from IP-III as a management fee, which payment shall be made to the Limited Partner as promptly as practible after receipt by the Partnership.

                                   ARTICLE 4

                           Management of Partnership

         4.1 Management Generally. Except as otherwise provided herein, the business of the Partnership shall be conducted and managed by the General Partners. The General Partners shall devote as much of their time as is necessary and their best efforts and skill to the business and affairs of the Partnership and its management, including the administration of the cable television systems owned and/or operated by IP-III. The General Partners shall have the rights and powers and be subject to all the restrictions and liabilities of a partner in a partnership without limited partners.

         4.2 Specific Authority of the General Partners. Except as otherwise provided herein, the General Partners shall have full power and authority to do all things and to perform all acts reasonably necessary or advisable to conduct the business affairs of the Partnership including, without limitation, full power and authority to take any of the following actions:

                 (a) make decisions, after consultation with the Limited Partner, concerning personnel;

                 (b) Employ such agents, consultants, advisers, directors, attorneys, accountants, investment bankers and other personnel as may be necessary or appropriate for the business of the Partnership on such terms and conditions as the General Partners shall determine are reasonable;

                 (c) Open, maintain and close bank accounts and draw checks and other orders for the payment of money;

                 (d) Collect accounts receivable, income and other payments due to the Partnership;

                 (e) Keep the books and records of the Partnership and hire independent certified public accountants;

                 (f) Pay accounts payable and other expenses of the Partnership;

                 (g) Transfer, hypothecate, compromise or release any Partnership claim not exceeding fifty thousand dollars ($50,000);

                 (h) enter into contracts in the ordinary course of the Partnership's business and perform the obligations of the Partnership undertaken in such contracts, including, without limitation, any contract entered into with the Limited Partner or an affiliate of the Limited Partner pursuant to Section 6.1;

                 (i) subject to the Limited Partner's voting rights set forth in Section 4.5(b), administer the financial affairs of the Partnership, make tax elections, including an election or elections under section 754 of the Code (which election shall be made upon the request of the Limited Partner), file all required tax returns relating to the Partnership, pay the liabilities of the Partnership and distribute the profits of the Partnership to the Partners;

                 (j) subject to the Limited Partner's voting rights set forth in Section 4.5(b)(xiii), borrow money and make, issue and execute promissory notes, drafts, bills of exchange, guarantees, and other instruments and evidences of indebtedness in the name of the Partnership, including, without limitation, in connection with and as part of purchasing assets and securities for the Partnership, and mortgage, pledge, assign or grant security interests in all or any part of the assets then owned or thereafter acquired by the Partnership in connection therewith;

                 (k) cause the Partnership to purchase and maintain any insurance in amounts and on terms customary in the industry covering the potential liabilities of the Partnership, the Partners, and their partners, employees and agents, as well as the potential liabilities of any person serving at the request of the Partnership as a director, officer, employee, agent, consultant or adviser of any corporation or other entity in which the Partnership has an investment;

                 (l) commence or defend litigation that pertains to the Partnership or any assets of the Partnership and investigate potential claims;

                 (m) execute and file fictitious business name statements and similar documents;

                 (n)  terminate the Partnership pursuant to Article 7; and

                 (o) execute and deliver all documents and instruments necessary or advisable to carry out the foregoing.

         4.3 Valuation of Assets. An independent appraiser selected by the General Partners and the Limited Partner shall value the assets of the

Partnership whenever appropriate or requested by a Partner, and whenever else required by this Agreement or under the Code, and shall within ninety (90) days of each such date furnish to each Partner a statement showing the value of each asset and the net worth of the Partnership. An independent appraiser selected by the General Partners and the Limited Partner also shall value the assets of the Partnership as of the date of dissolution and shall as promptly as practicable thereafter furnish the Partners with the statement showing the value of each asset and the net worth of the Partnership. For all purposes of this Agreement, any assets of the Partnership being distributed in kind shall be valued as of the date of distribution, and an independent appraiser shall make such valuation and the Managing General Partner shall as promptly as practicable thereafter furnish the Partners with a statement showing the value of such asset. The value of each asset of the Partnership determined pursuant to this Section 4.3 shall be conclusive and binding on all of the Partners and all parties claiming through or under them.

         4.4 Revaluation of Partnership Assets. The Managing General Partner shall revalue Partnership property to its fair market value (determined as provided in Section 4.3) as of the date when any additional or existing Partner makes a non-pro rata contribution of money or property to the Partnership in exchange for an interest in the Partnership or when the Partnership distributes money or property to a withdrawing or continuing Partner in exchange for all or part of its interest in the Partnership.

         4.5  Rights of the Limited Partner.

         (a) No Control. The Limited Partner shall not take part in the control, management, direction or operation of the business of the Partnership, nor have the power to sign documents for or otherwise bind the Partnership.

         (b) Voting. The Limited Partner's written consent shall be required only with respect to those matters expressly set forth in this Agreement and the following matters, which actions may be taken only with the written consent of the General Partners (except with respect to the admission of a new general partner where there is no existing general partner, which action may be taken without the consent of the General Partners):

                 (i) The amendment of this Agreement pursuant to Section 9.3 hereof;

                 (ii) The amendment of the allocations and distributions to the Limited Partner other than as permitted by Sections 3.1 and 3.2;

                 (iii) The admission of a new general partner where there is an existing general partner;

                 (iv) The approval of a transaction in which a General Partner or any of its affiliates has an actual or potential conflict of interest with the Limited Partner or the Partnership and which is not permitted by Section 6.1 or 6.2 or otherwise expressly permitted by the terms of this Agreement;

                 (v) The continuation of the Partnership to effect an orderly dissolution of the Partnership in accordance with Section 7.2;

                 (vi) The sale, exchange or other transfer of assets of the Partnership;

                 (vii) The merger of or consolidation of the Partnership with any other entity;

                 (viii) The taking of any act that would make it impossible to carry on the business of the Partnership except upon the dissolution of the Partnership in accordance with this Agreement;

                 (ix) Confessing a judgment against the Partnership in excess of fifty thousand dollars ($50,000) or settling a judgment against the Partnership in excess of one hundred thousand dollars ($100,000);

                 (x) Using any funds or assets of the Partnership other than for the benefit of the Partnership;

                 (xi) Taking any action that would subject the Limited Partner to personal liability as a general partner in any jurisdiction;

                 (xii) The making of, execution of, or delivery of any general assignment for the benefit of the Partnership's creditors; and

                 (xiii)  Any of the acts set forth in Section 4.2(j).

         (c) Partner Meetings. Any Partner may call a Partners' meeting at 235 Montgomery Street, Suite 420, San Francisco, CA 94104 on 48 hours' advance notice to the other Partners. Such notice may be either written or oral and shall designate the date and time of the meeting and the general nature of the business to be transacted.

         (d) Bankruptcy or Dissolution of the Limited Partner. The bankruptcy, insolvency or dissolution of the Limited Partner shall not result in the termination of the Partnership. The interest of the Limited Partner will continue at the risk of the Partnership business until the dissolution and winding up of the Partnership. The legal representative of or successor to the Limited Partner will succeed to the Limited Partner's interest and rights in the Partnership, but will not be a substituted Partner without the consent of the Managing General Partner, which consent shall not be unreasonably withheld.

         4.6  Successor General Partner.

         (a)  Removal of a General Partner.

         (i) The Limited Partner may initiate removal of a general partner by delivering written notice to such general partner (x) specifying one or more grounds for removal that the Limited Partner believes exist, and, (y) if the notice specifies grounds for removal described in this Section 4.6(a)(i), selecting an individual to arbitrate whether such grounds exist in accordance with Section 4.6(a)(ii). For purposes of this Section 4.6(a), grounds for removal means conduct by or on behalf of a general partner in connection with the Partnership that constitutes willful misconduct, bad faith, gross negligence, reckless disregard of its duties, criminal intent, or a material breach of this Agreement;

         (ii) The existence of grounds for removal with respect to matters described in Section 4.6(a)(i) shall be determined by arbitration. Within ten
(10) business days after its receipt of the Limited Partner's notice described in Section 4.6(a)(i), the general partner shall send a written notice to the Limited Partner selecting a second individual to arbitrate whether grounds for removal exist. If the general partner fails to select a second arbitrator within the time period specified in the preceding sentence, the existence of grounds for removal shall be determined by the arbitrator selected by the Limited Partner (and such arbitrator shall be deemed to be the "arbitration panel" for purposes of this Section 4.6(a)).

If the general partner selects a second arbitrator within the specified time period, the existence of grounds for removal shall be determined by an arbitration panel consisting of the arbitrator selected by the Limited Partner, the arbitrator selected by the general partner, and a third arbitrator selected by the two arbitrators previously selected. None of the arbitrators selected pursuant to this Section 4.6(a) shall be associated or affiliated with any of the Partners. The arbitration panel shall conduct its proceedings in San Francisco in accordance with the commercial rules of the American Arbitration Association then in effect and the determination of such panel shall be final and binding upon and enforceable against all Partners.

         (iii) If the arbitration panel determines that grounds for removal exist, then:

                 (A) A successor general partner of the Partnership shall be selected by the Limited Partner. If the Limited Partner does not select a successor general partner within sixty (60) days after the determination that grounds for removal exist and there is no remaining or surviving general partner, the Partnership shall be dissolved in accordance with Article 7.2.

                 (B) The successor general partner designated in accordance with Section 4.6(a)(iii)(A) shall be admitted as a general partner of the Partnership and the general partner shall be converted into a limited partner of the Partnership as set forth in Section 4.6(a)(iii)(C). The successor general partner shall, beginning on the date of admission, have the same authority and obligations that the removed general partner had and shall have such rights to distributions and allocations as are determined by the Limited Partner and the removed general partner. Upon the admission of the successor general partner, the rights to distributions and allocations of the Partners shall be modified to the extent required to reflect the rights accorded to the successor general partner. The admission of a successor general partner to the Partnership shall be deemed to have occurred prior to the effective date of the conversion of the general partner.

                 (C) Upon removal of the general partner, its interest in the Partnership shall be converted to a limited partnership interest and this Agreement shall be amended to reflect the events set forth in this Section 4.6.

                 (D) The removed general partner shall remain liable for any obligations and liabilities incurred by it as general partner prior to the effective date of its removal but shall be free of any and all obligations or liabilities incurred on account of the activities of the general partner of the Partnership from and after that time.

         (b)  Withdrawal of a General Partner.

         (i) For purposes of this Section 4.6(b), "withdrawal of a General Partner" shall include the occurrence of any of the following:

                 (A) any event that causes a general partner to cease to be a general partner;

                 (B) the bankruptcy, insolvency, or appointment of a trustee to manage the affairs of a general partner or Leo J. Hindery, Jr.;

                 (C) the dissolution, whether or not required by operation of law or judicial decree, of a general partner;

                 (D)  the death of Leo J. Hindery, Jr.;

                 (E) the incapacity of Leo J. Hindery, Jr. such that he is unable to perform substantially all of his duties as Managing General Partner for a period of nine (9) months; or

                 (F) any other event that causes the Partnership to cease to be controlled directly or indirectly through one or more intermediaries by Leo J. Hindery, Jr..

         (ii)  Upon the withdrawal of a General Partner, the provisions of
Section 4.6(a)(iii) shall be complied with; however, the time frame set forth in Sections 4.6(a)(iii)(A) shall run from the date of withdrawal of the general partner.

         (c) Right To Recover Damages. (i) Removal of a general partner pursuant to this Section 4.6 shall not limit the right of the Partnership or any Partner to recover any direct compensatory damages suffered by such person as a result of any breach of this Agreement by such general partner or any other person.

         (ii) Removal of a general partner, except pursuant to the terms of this Agreement, shall entitle such general partner to receive, in cash compensation, damages for all direct and indirect economic consequences of such removal, including, but not limited to, damages for all lost profits. Such removed general partner's interest in the Partnership shall be converted to a limited partnership interest pursuant to Section 4.6(a)(iii)(C).

                                   ARTICLE 5

                            Tax Matters and Reports

         5.1 Filing of Tax Returns. The Managing General Partner, at the expense of the Partnership, shall prepare and file, or cause the accountants of the Partnership to prepare, submit to the Partners for approval and thereafter file, all required tax returns including a federal information tax return in compliance with section 6031 of the Code and any required state and local tax and information returns for each tax year of the Partnership.

         5.2 Tax Reports to Current and Former Partners. All Partners will receive unaudited quarterly progress reports on the Partnership within sixty
(60) days of the end of the first three fiscal quarters. Within ninety (90) days of the end of each fiscal year, the Partnership shall prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as is required to be furnished to partners by law (e.g., section 6031(b) of the Code and the regulations thereunder) and as shall enable such Partner or former Partner (or its legal representatives) to prepare their respective federal and state income tax or informational returns in accordance with the laws, rules and regulations then prevailing and any information necessary for such Partner to calculate the fair market value of its Interest (determined in accordance with Section 4.3).

         5.3 Books and Records; Independent Audit; Progress Reports. Complete books and records accurately reflecting the accounts, business and transactions of the Partnership and Partners of the Partnership shall be maintained and kept by the Managing General Partner at the Partnership's principal place of business. The books and records of the Partnership shall be open at reasonable business hours on prior appointment for inspection and copying by the Partners. Notwithstanding anything to the contrary in this Agreement, the Managing General Partner shall have the right to keep confidential from the Limited Partner for such period of time as the Managing General Partner deems reasonable, any information which the Partnership is required by law or by agreement with a third party to keep confidential and any information which relates to its purchasing of individual items of programming, plant or equipment which it reasonably deems confidential.

         5.4 Fiscal Year. Except as may otherwise be required by the federal tax laws, the fiscal year of the Partnership for both financial and tax reporting purposes shall end on December 31.

         5.5 Method of Accounting. The books and accounts of the Partnership shall be maintained using the accrual method of accounting for financial reporting purposes and for tax purposes. Those documents relating to allocation of items of Partnership income, gain, loss, deduction or credit and Capital Accounts shall be kept under federal income tax accounting principles as provided herein.

         5.6 Tax Matters Partner. The Managing General Partner is hereby designated, and hereby agrees to discharge duly the duties of, the Tax Matters Partner of the Partnership, as that term is defined in section 6231(a)(7) of the Code.

         5.7 Restriction on General Partner Activity With Respect to Publicly Traded Partnerships. Without the consent of the Limited Partner, the General Partners shall not have the authority on behalf of the Partnership to:

         (a) list, recognize, or facilitate the trading of partnership interests (or any interest therein) on any "established securities market" within the meaning of section 7704 of the Code, or permit any of its affiliates to take such actions, if as a result thereof the Partnership might be taxed for federal income tax purposes as an association taxable as a corporation; or

         (b) create for the partnership interests (or any interest therein) a "secondary market (or the substantial equivalent thereof)" within the meaning of section 7704 of the Code or otherwise permit, recognize or facilitate the trading of such interests (or any interest therein) on any such market, or permit any of their affiliates (or to the extent either General Partner has rights with respect thereto, the selling agents or any of their affiliates) to take such actions, if as a result thereof the Partnership might be taxed for federal income tax purposes as an association taxable as a corporation.

         5.8 Duties and Obligations of the General Partners With Respect to Publicly Traded Partnerships. The General Partners shall monitor the transfers of partnership interests to determine if such interests are being traded on an "established securities market" or a "secondary market (or the substantial equivalent thereof)" within the meaning of section 7704 of the Code, and shall take (and cause its affiliates to take) all steps within their power and authority as are reasonably necessary or appropriate to prevent any such trading of interests.

                                   ARTICLE 6

                             Conflicts of Interest

         6.1 Contracts With a General Partner, Affiliates and the Limited Partner. A General Partner may, on behalf of the Partnership, enter into contracts with itself or any of its employees, agents or affiliates. A General Partner may, but is not obligated to, cause the Partnership to enter into contracts with any other Partner, and its partners, employees, agents or affiliates.

         6.2 Outside Activities. Neither the Managing General Partner nor its employees, agents or affiliates shall be prohibited from participating, directly or indirectly, in any other enterprise or partnership with the business purpose of owning or operating cable television systems, television stations or broadcasting or interests in cable television systems, television stations or broadcasting. The Limited Partner (and its partners, employees, agents and affiliates) may engage in other enterprises, including enterprises in competition with the Partnership. No Partner need first offer any investment opportunities within the scope of the Partnership's business purpose to the Partnership, but may give or share such investment opportunity to or with one or more of the following: any Partner, any officer, director, shareholder, partner, employee or affiliate of a Partner, any enterprise or partnership in which a Partner has an interest, or any nonaffiliated person. Neither the Limited Partner nor the partners, employees, agents or affiliates of the Limited Partner shall be prohibited from engaging directly or indirectly in other activities, or from directly or indirectly purchasing, selling and holding securities or assets in cable television corporations or systems for its account or for the accounts of others. The Limited Partner and the partners, employees or affiliates of the Limited Partner may invest on their own or co-invest with the Partnership on a transaction within the scope of the Partnership's business purpose. Neither the Partnership nor any other Partner shall have any right to any income or profit derived by the Limited Partner, or its partners, employees, agents or affiliates from any enterprise, opportunity or transactions permitted by this Section 6.2 or Section 6.1. The Limited Partner shall have the right to transact business with the Partnership. The parties hereto hereby waive, and covenant not to sue on the basis of, any law (statutory, common law or otherwise) respecting the rights and obligations of the Partners inter se which is or may be inconsistent with this Section 6.2 or
Section 6.1.

         6.3 Indemnification of the Partners. The Partnership shall indemnify and hold harmless the Partners and the partners, employees and agents of the Partners from and against all liabilities and expenses (including amounts paid in satisfaction of judgments, in compromises, as fines and penalties, and as counsel fees) reasonably incurred by any of them in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which they may be involved or with which they may be threatened, as a Partner or partner, employee or agent of a Partner or otherwise in connection with the management of the Partnership, or by reason of being or having been a Partner or partner, employee or agent of a Partner, or by serving in such other capacity, except with respect to any matter as to which they shall have acted in willful misconduct, bad faith, in a grossly negligent manner or with reckless disregard of the duties of their office, or with criminal intent.

         6.4 Exculpation. The General Partners and any partner, employee or agent of the General Partners or the Partnership shall not be liable to the Limited Partner or the Partnership for mistakes of judgment or for action or inaction which the General Partners or any such partner, employee or agent of the General Partners or the Partnership reasonably believed to be in the best interests of the Partnership unless such action or inaction constitutes willful misconduct, bad faith, gross negligence, reckless disregard of its duties or material breach of this Agreement. The General Partners may consult with counsel, accountants and other experts in respect of Partnership affairs and be fully protected and justified in any action or inaction which is taken in accordance with the advice or opinion of such counsel, accountants or other experts, provided that they shall have been selected with reasonable care. Notwithstanding any of the foregoing to the contrary, the provisions of this
Section 6.4 shall not be construed so as to relieve (or attempt to relieve) the General Partners and any partner, employee or agent of the General Partners or the Partnership of any liability, to the extent (but only to the extent) that such liability may not be waived, modified or limited under applicable law, but shall be construed so as to effectuate the provisions of this Section 6.4 to the fullest extent permitted by law.

                                   ARTICLE 7

                         Termination of the Partnership

         7.1 No Dissolution. The Partnership shall not be dissolved by the admission of substituted limited partners or by the admission of a new general partner in accordance with the terms of this Agreement. The dissolution or bankruptcy of the Limited Partner shall not cause the dissolution of the Partnership.

         7.2 Events of Dissolution. The Partnership shall dissolve upon (i) expiration of the term of the Partnership specified in Section 1.6 hereof, (ii) the removal, withdrawal or cessation of a General Partner as general partner or the bankruptcy of a General Partner, in each case where there is no remaining or surviving general partner or if a successor has not been appointed pursuant to Section 4.6, (iii) dissolution being required by operation of law or judicial decree, or (iv) the written consent of the Partners. Notwithstanding anything to the contrary in this Section 7.2, without the consent of the Limited Partner, the Managing General Partner agrees not to withdraw as general partner of the Partnership or to seek partition or dissolution of the Partnership. If the Managing General Partner effects such withdrawal or seeks partition or dissolution of the Partnership in violation of this Agreement, the Partnership may recover from the Managing General Partner damages for breach of this Agreement. Upon dissolution of the Partnership, the Managing General Partner (or its representative) shall wind up the affairs of the Partnership, discharge the liabilities of the Partnership, distribute the assets of the Partnership and terminate the Partnership.

         7.3 Winding-up. Upon the occurrence of an event of dissolution, the Partnership shall be wound up and liquidated. The Managing General Partner or, if there is no general partner or if the Managing General Partner wrongfully caused the dissolution of the Partnership, a liquidator appointed by the Limited Partner, shall proceed with the dissolution and the final distribution. In the dissolution, the Managing General Partner or such liquidator shall use its best efforts to reduce to cash and cash equivalent items such assets of the Partnership as the Managing General Partner or such liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets in order to minimize any losses otherwise attendant upon such a winding up, provided that the liquidation is carried out in conformity with the requirements of this Section 7.3 and section 1.704-1(b)(2)(ii)(b)(2) and (3) of the Income Tax Regulations.

         7.4 Order of Dissolution. In settling accounts after dissolution, the assets of the Partnership shall be distributed as expeditiously as possible in the following order not later than the end of the taxable year of the liquidation (i.e., the date upon which the Partnership ceases to be a going concern as provided in section 1.704- 1(b)(2)(ii)(g) of the Income Tax Regulations), or if later, within ninety (90) days after the date of such liquidation:

         (a) To creditors, including the Partners to the extent of any unpaid expenses or any outstanding loan or advance;

         (b) To the payment of the costs of winding up the affairs of, liquidating and dissolving the Partnership including, without limitation, expenses of selling assets of the Partnership, discharging the liabilities of the Partnership, distributing the assets of the Partnership and terminating the Partnership in accordance with Section 7.3 hereof;

         (c) To the establishment of reasonable reserves to provide for obligations to creditors;

         (d) To the Partners with respect to which any other debts of the Partnership are owing, other than debts arising out of the expulsion of a Partner;

         (e) Thereafter, to the Partners in the proportion of their respective Capital Accounts or as those accounts are determined after all adjustments to such accounts for the taxable year of the Partnership during which the liquidation occurs as are required by this Agreement by section 1.704-1(b) of the Income Tax Regulations, such adjustments to be made within the time specified in such Regulations.

         7.5 Termination. The Partnership shall terminate following its dissolution and liquidation pursuant to this Article 7 when all of the Partnership assets as to which it is practicable to do so in the sole discretion of the Managing General Partner or the liquidator shall have been converted into cash, the net proceeds therefrom as well as any other assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners as provided for herein and the Partnership shall have been terminated in the manner required by the Act.

         7.6 Orderly Methods of Liquidating Payments. Notwithstanding anything to the contrary in this Article 7, if required to maximize the proceeds of liquidation, the Managing General Partner (or the liquidator chosen in accordance with Section 7.2) may, with the consent of the other Partners, implement the distribution provisions of Section 7.4 hereof by transfer, on behalf of the Partners, of the assets of the Partnership to a liquidating trustee or trustees.

                                   ARTICLE 8

                             Transfer Restrictions

         8.1 No Partner shall sell, assign, mortgage, encumber, hypothecate or otherwise transfer, whether voluntarily or involuntarily, its interest in the Partnership or any part thereof, unless (x) any such transferee entity meets the suitability requirements originally imposed under the subscription agreement on the transferring Partner and (y) such assignment or transfer will not (A) violate any applicable federal or state securities laws or regulations, subject the Partnership to registration as an investment company or election as a "business development company" under the Investment Company Act; (B) require any General Partner or any of its affiliates to register as an investment adviser under the Investment Advisers Act of 1940; (C) violate any other federal, state or local laws; (D) effect a termination of the Partnership under section 708 of the Code; or (E) cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes, or violate this Agreement. Notwithstanding the preceding sentence, a Partner may assign, sell, mortgage, encumber, hypothecate or otherwise transfer its interest in the Partnership (i) to a lender as security in connection with the financing of the acquisition or operation of one or more cable systems by the Partnership or (ii) if any such assignment or transfer effects a termination of the Partnership under section 708 of the Code so long as the transferring Partner agrees to indemnify and hold harmless the Partnership and all other Partners against any and all costs and expenses incurred as a direct result of a termination of the Partnership under section 708 of the Code. No transferee or assignee of all or any part of a Partner's interest, other than a transferee or assignee permitted under this Section 8.1, shall become a Partner without the prior written consent of the Managing General Partner which consent shall not be unreasonably withheld. Any purported transfer of any interest of a Partner in the Partnership or any part thereof not in compliance with this Section 8.1 shall be void and of no force or effect and the transferring Partner shall be liable to the other Partners and the Partnership for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys' fees and court costs) arising as a result of such noncomplying transfer.

                                   ARTICLE 9

                                 Miscellaneous

         9.1 Notices. All notices, approvals, consents and other communications required or permitted to be given under this Agreement shall be in writing and shall be hand delivered (including by messenger or recognized commercial delivery or courier service), sent by facsimile transmission or sent by registered or certified mail, postage prepaid, addressed to the Partner intended at the address set forth below its name on Exhibit 1 hereto or at such other address as such Partner may designate by notice given to the other Partners in the manner aforesaid and shall be deemed given and received on the date it is delivered, in the case of delivery by hand or by facsimile or, in the case of delivery by mail, actual delivery as shown by the addressee's return receipt. Rejection or other refusal to accept or inability to deliver because of a change of address of which no notice was given shall be deemed to be receipt of the notice.

         9.2 Governing Law. This Agreement and the limited partnership continued hereby shall be governed by and construed in accordance with the laws of the State of California.

         9.3 Amendments. This Agreement may be modified or amended only by an instrument in writing signed by the General Partners and by the Limited Partner.

         9.4 Entire Agreement. This instrument constitutes the entire agreement between the Partners with respect to the Partnership and supersede all prior agreements, understandings, offers and negotiations, oral or written.

         9.5 Waiver of Partition. Each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of the Partnership or any of the Partnership's property.

         9.6 Consents. All consents, agreements and approvals required or permitted by this Agreement shall be in writing and a signed copy thereof shall be filed and kept with the books of the Partnership.

         9.7 Successors. Subject to Article 8, all rights and duties of the Partners hereunder shall inure to the benefit of and be binding upon their respective successors and assigns.

         9.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

         9.9 Pronouns. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall each be allowed to include the others whenever the context so indicates.

         9.10 Severability. Each provision of this Agreement shall be considered severable and if for any reason any provision which is not essential to the effectuation of the basic purposes of the Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable and contrary to the Act or existing or future applicable law, such invalidity shall not impair the operation of or affect those provisions of this Agreement which are valid. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.

         9.11 Nonrecourse. Neither the Partnership nor the Partners shall have recourse to any partner, officer, director or shareholder of any Partner or to the assets of any partner, officer, director or shareholder of any Partner with respect to the obligations and liabilities of such Partner under this Agreement, except that this Section 9.11 shall not limit or impair the exercise or enforcement of rights and remedies in respect of any agreement to which such person is a party in accordance with the terms and provisions of such agreement.

         IN WITNESS WHEREOF, the Partners have executed this Amended and Restated Agreement of Limited Partnership as of the date first above written.


                                        GENERAL PARTNERS:

                                        LEO J. HINDERY, JR.

                                        /s/ LEO J. HINDERY, JR.
                                        ----------------------------------------


                                        INTERMEDIA MANAGEMENT, INC., a
                                        California corporation



                                        By /s/ LEO J. HINDERY, JR.
                                           -------------------------------------
                                               Leo J. Hindery, Jr.
                                                  President and
                                             Chief Executive Officer


                                        LIMITED PARTNER:

                                        TCI ICM III, INC.




                                        By  /s/ STEPHEN M. BRETT
                                           -------------------------------------
                                                Vice President

                                   Exhibit 1

       Names and Addresses      Percentage          Amount of Committed
          of Partners           Interest            Capital Contribution
       -------------------      ---------           --------------------
        General Partners
        ----------------
Leo J. Hindery, Jr.               .001%                       $4.00
235 Montgomery Street
Suite 420
San Francisco, CA  94104
InterMedia Management, Inc.       .001                         4.00
235 Montgomery Street
Suite 420
San Francisco, CA 94104

        Limited Partner
        ---------------

TCI ICM III, Inc.               99.998                   300,071.00
3619 DTC Parkway
11th Floor
Englewood, CO  80111

                    TOTAL      100.000%                 $300,079.00
                               =======                  ===========